  EXHIBIT 23.3

地址：武汉市江岸区大智路31号1-801室。电话：86-27-59264925 Address: Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city. Tel: 86-27-59264925

Hubei Zeth Law Office（湖北哲思律师事务所）

Room 1-801, 31 Dazhi Road, Jiang 'an District, Wuhan city, China

July 18, 2022

To:

Dunxin Financial Holdings Limited(the “Company”)

27th Floor, Lianfa International Building, 128 Xudong Road,

Wuchang District, Wuhan City, Hubei Province 430063, China

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (“PRC”) and have acted as special PRC counsel of the Company to issue one letter of legal opinion (the “Legal Opinion”) for the matters regarding “Approvals from the CSRC and the CAC” dated as of July 18, 2022. In connection with the above Legal Opinions, we hereby consent:

1. to the references to our firm in connection with the registration statement of the Company on Form F-3 (File No. 333-264179), including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 7, 2022 under the U.S. Securities Act of 1933 (as amended), and

2. to the filing with the SEC of the above Legal Opinion as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Changzeen Wu

Name: WU, Changzeen

Title: Partner

on behalf of : Hubei Zeth Law Office（湖北哲思律师事务所）